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Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR
SECOND QUARTER AND FIRST SIX MONTHS

        RIVERSIDE, CA, December 9, 2002—Fleetwood Enterprises, Inc. (NYSE:FLE), the nation's largest manufacturer of recreational vehicles and a leading producer and retailer of manufactured housing, today announced results for the second quarter and six months ended October 27, 2002. The Company reported second quarter net income of $4.6 million or 13 cents per diluted share. The Company lost $12.3 million or 38 cents per diluted share in last year's second quarter, which included an accrual of $8.3 million for the pending settlements of two class-action lawsuits.

        "This quarter's results demonstrate the great strides Fleetwood has taken over the past two years," said Edward B. Caudill, Fleetwood's president and chief executive officer. "Our recreational vehicle operations have gained strength in market share, revenues and operating income, and the manufacturing portion of our Housing Group has been managed for profitability even while revenues continue to decline. We are pleased with our progress on all fronts. Management expects that we will see further improvements to profitability, particularly in the RV Group, following the seasonally difficult third quarter."

        For the first six months of fiscal 2003, the Company earned $3.1 million or 9 cents per diluted share. This compares with a loss of $104.1 million, or $3.18 per diluted share, for the first six months of fiscal 2002. Last year's loss included the one-time cumulative effect of an accounting change of $80.6 million after taxes or $2.46 per diluted share, related to the adoption of a new accounting standard for goodwill that led to the write-off of the remaining goodwill at Fleetwood Retail Corp. The charge was required to be taken retroactively in the first quarter. Prior to the change, the loss had been reported as $23.5 million or 72 cents per diluted share.

        Consolidated revenues for the second quarter totaled $641 million, up 9 percent from $591 million in last year's second quarter. Six-month revenues increased 8 percent to $1.25 billion from $1.15 billion for the first half of last year.

        "Our RV Group sales increased dramatically over the first six months of last year, reflecting improved product, stronger industry sales, and strengthened dealer relationships," Caudill said. "This led to an RV operating profit of $17.0 million, a $27.1 million positive swing from the prior year. We were pleased that our new travel trailer lineup and our refreshed motor home products were warmly received by the dealers in attendance at the industry's largest show in Louisville, Kentucky, last week."

        Quarterly revenues in the RV Group increased 33 percent from $296.9 million to $395.8 million. Six-month RV sales improved 36 percent to $766.8 million compared to last year's $563.2 million.

        "The manufactured housing industry is still suffering from the extremely restrictive financing environment," Caudill said, "as well as the effect of legislation passed in Texas that began negatively affecting sales in that very important state this past spring. Our manufacturing division earned $4.4 million in operating profit, a decline of 74 percent compared with last year's operating profit of $16.6 million. We do not expect to see substantial signs of an industry recovery until late calendar 2003."

        Manufactured housing revenues in the second quarter fell 18 percent from $285.6 million last year to $234.4 million this year. Revenues included $164.1 million of wholesale factory sales and $70.3 million of retail sales from Company-operated sales centers. This compares with $198.0 million and $87.6 million, respectively, last year. Gross manufacturing revenues declined to $195.6 million from $240.1 million last year, and included $31.5 million of intercompany sales. Manufacturing unit volume was off 24 percent to 6,634 homes and homes sold at Fleetwood retail stores dropped 34 percent to 1,470.

        For the first half of the fiscal year, manufactured housing revenues were down 19 percent to $465.3 million from $575.6 million in the prior year. Revenues included $322.2 million of wholesale factory sales and $143.1 million of retail sales from Company-operated stores, down from $379.5 million and $196.1 million respectively last year. Gross manufacturing revenues, including intercompany sales, were $387.0 million this year compared with $456.3 million last year. Unit shipments from manufacturing plants declined 20 percent to 13,096, while Fleetwood retail store sales dropped by 39 percent to 2,975 units.

        "It is satisfying to post positive numbers this quarter, and many of the trends affecting Fleetwood are encouraging," Caudill said. "The majority of the RV products that we exhibited to dealers at the Louisville show were new, which is a great testament to our people who, despite the size and maturity of this company, have demonstrated the speed and agility with which we can react to the market. Our Housing Group's manufacturing operations are still profitable despite ongoing declines in the industry, and we believe the opportunities for significant growth in profitability and market share are there for those companies that weather this storm, as we clearly intend to do. We continue to focus on achieving breakeven in our housing retail division, which is making progress and which plays a large part in our strategy for taking advantage of any improvement in the manufactured housing industry. Despite these positive trends, the third quarter is seasonally slower and we expect to post a loss before returning to profitability in the fourth quarter."

        The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 10:30 a.m. PST on Monday, December 9, 2002, and will be broadcast live over the Internet at www.streetevents.com and www.companyboardroom.com, and will be accessible from the Company's Website, www.fleetwood.com under Company Information.

        This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risk factors include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of declining consumer confidence; continued acceptance of the Company's products; the availability of manufactured housing wholesale and retail financing in the future; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategy. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Summaries of Operations
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	Oct. 27, 2002	Oct. 28, 2001	Oct. 27, 2002	Oct. 28, 2001
(Amounts in thousands except share and per share data)
Sales	$641,146	$590,756	$1,252,421	$1,154,888

Operating income (loss)	$15,107	$(12,327)	$24,288	$(21,940)

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	$15,525	$(15,200)	$22,425	$(29,364)
(Provision) benefit for income taxes	(5,848)	5,555	(9,222)	11,381
Minority interest in Fleetwood Capital Trusts, net of taxes	(5,076)	(2,704)	(10,122)	(5,493)

Income (loss) before cumulative effect of accounting change	4,601	(12,349)	3,081	(23,476)
Cumulative effect of accounting change, net of taxes	—	—	—	(80,635)

Net income (loss)	$4,601	$(12,349)	$3,081	$(104,111)

Basic and diluted income (loss) per Common share:
Income (loss) before cumulative effect of accounting change	$.13	$(.38)	$.09	$(.72)
Cumulative effect of accounting change, net of taxes	—	—	—	(2.46)

Basic and diluted net income (loss) per Common share	$.13	(.38)	$.09	$(3.18)

Weighted average Common shares:
Basic	35,911	32,832	35,802	32,794

Diluted	36,005	32,832	35,863	32,794

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FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

ASSETS

	October 27, 2002	July 28, 2002	October 28, 2001
Cash and marketable investments	$138,414	$133,985	$76,208
Receivables	149,110	144,883	121,597
Inventories	221,285	218,233	249,704
Property, plant and equipment, net	266,152	271,399	290,289
Goodwill and intangible assets	6,366	6,366	6,366
Other assets	200,734	201,997	241,752

	$982,061	$976,863	$985,916

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and book overdraft	$79,037	$84,503	$74,712
Employee compensation and benefits	134,397	131,890	137,647
Retail flooring liability and short-term debt	18,748	17,627	72,138
Long-term debt	2,504	2,564	32,748
Other liabilities	190,838	188,684	181,487

Total liabilities	425,524	425,268	498,732
Company-obligated mandatorily redeemable convertible preferred securities	373,761	373,453	287,500
Shareholders' equity	182,776	178,142	199,684

	$982,061	$976,863	$985,916

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FLEETWOOD ENTERPRISES, INC.

Business Segment and Unit Shipment Information
(Dollars in thousands)

	13 Weeks Ended		26 Weeks Ended
	Oct. 27, 2002	Oct. 28, 2001	Oct. 27, 2002	Oct. 28, 2001
OPERATING REVENUES:
Manufactured housing -
Manufacturing	$195,615	$240,065	$386,954	$456,297
Retail	70,323	87,635	143,130	196,146
Less intercompany	(31,480)	(42,139)	(64,751)	(76,865)

	234,458	285,561	465,333	575,578

Recreational vehicles	395,812	296,855	766,762	563,163
Supply operations	10,876	8,340	20,326	16,147

	$641,146	$590,756	$1,252,421	$1,154,888

OPERATING INCOME (LOSS):
Manufactured housing*	$4,368	$16,580	$7,372	$37,609
Housing — retail	(8,572)	(8,947)	(18,244)	(20,966)
Recreational vehicles	17,026	(10,076)	34,689	(27,886)
Supply operations	1,016	1,964	2,029	4,171
Corporate and other	1,269	(11,848)	(1,558)	(14,868)

	$15,107	$(12,327)	$24,288	$(21,940)

UNITS SOLD:
Manufactured housing -
Factory shipments	6,634	8,703	13,096	16,472
Retail sales	1,470	2,212	2,975	4,858
Less intercompany	(1,027)	(1,514)	(2,134)	(2,743)

	7,077	9,401	13,937	18,587

Recreational vehicles -
Motor homes	2,599	1,999	5,081	3,732
Travel trailers	8,377	6,495	16,989	14,074
Folding trailers	5,452	5,062	9,677	8,756

	16,428	13,556	31,747	26,562

* After addition of intercompany profit in inventory as follows:
	$1,889	$1,671	$4,132	$6,509

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FLEETWOOD REPORTS RESULTS FOR SECOND QUARTER AND FIRST SIX MONTHS
FLEETWOOD ENTERPRISES, INC. Condensed Consolidated Summaries of Operations (Unaudited)
FLEETWOOD ENTERPRISES, INC. Condensed Consolidated Balance Sheets (Unaudited) (Amounts in thousands) ASSETS
FLEETWOOD ENTERPRISES, INC. Business Segment and Unit Shipment Information (Dollars in thousands)